As filed with the Securities and Exchange Commission on May 3, 2018

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROLLINS, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0068479
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2170 Piedmont Road, N.E. Atlanta, Georgia 30324
(Address, including zip code, of registrant’s principal executive offices)

2018 Stock Incentive Plan
(Full Title of Plan)

R. Randall Rollins
Chairman of the Board
2170 Piedmont Road, N.E.
Atlanta, Georgia 30324
(404) 888-2000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen D. Fox
Arnall Golden Gregory, LLP
171 Seventeenth Street, NW, Suite 2100
Atlanta, Georgia 30363
(404) 873-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if asmaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock $1.00 par value	6,000,000	$49.02	$294,120,000	$36,617.94

(1)Pursuant to Rule 416(c), promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the 2018 Stock Incentive Plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on April 30, 2018, as reported on the New York Stock Exchange.

PART II
Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by Rollins, Inc. (the “Registrant” or the “Company”) are hereby incorporated by reference herein:

(a)
Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the material incorporated by reference to the proxy statement contained in the Registrant’s Schedule 14A, filed March 20, 2018;

(b)
Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed April 27, 2018;

(c)
Current Reports on Forms 8-K filed on January 3, 2018, January 24, 2018, January 29, 2018, February 1, 2018, February 22, 2018, February 28, 2018, March 2, 2018, March 15, 2018, March 20, 2018, April 2, 2018, April 18, 2018, April 25, 2018, and April 27, 2018 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement on Form S-8); and

(d)
The description of the registrant’s common stock contained in the registrant’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of this Registration Statement on Form S-8 (and prior to the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the common stock covered by this Registration Statement are being passed upon for the Company by Arnall Golden Gregory LLP, Atlanta, Georgia.

Item 6. Indemnification of Directors and Officers.

Delaware Law. The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides for indemnification of officers, directors and other persons for losses and expenses incurred under certain circumstances. The Registrant’s Amended and Restated By-Laws provide for indemnification of officers, directors and the Registrant’s general counsel to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

D&O Insurance. The Registrant maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors and officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1*	Opinion of Arnall Golden Gregory LLP regarding legality

23.1	Consent of Arnall Golden Gregory LLP (included in Exhibit 5.1)

23.2*	Consent of Grant Thornton LLP

24	Power of Attorney (included on signature page)

99.1	2018 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed with the Securities and Exchange Commission on March 21, 2018)
__________________

* Filed herewith.

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes as follows:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 24, 2018.

ROLLINS, INC.

By: /s/ Gary W. Rollins
Gary W. Rollins
Vice Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby constitutes and appoints R. Randall Rollins and Gary W. Rollins, or any one of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

SIGNATURE	TITLE	DATE
/s/ Gary W. Rollins Gary W. Rollins	Vice Chairman and Chief Executive Officer (principal executive officer), and Director	April 24, 2018
/s/ Paul E. Northen Paul E. Northen	Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	April 24, 2018
/s/ R. Randall Rollins R. Randall Rollins	Chairman of the Board of Directors	April 24, 2018
/s/ Larry L. Prince Larry L. Prince	Director	April 24, 2018
/s/ John F. Wilson John F. Wilson	Director	April 24, 2018
/s/ Pam R. Rollins Pam R. Rollins	Director	April 24, 2018
/s/ Henry B. Tippie Henry B. Tippie	Director	April 24, 2018
/s/ James B. Williams James B. Williams	Director	April 24, 2018
/s/ Bill J. Dismuke Bill J. Dismuke	Director	April 24, 2018
/s/ Thomas J. Lawley Thomas J. Lawley	Director	April 24, 2018

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Arnall Golden Gregory LLP regarding legality

23.1	Consent of Arnall Golden Gregory LLP (included in Exhibit 5.1)

23.2*	Consent of Grant Thornton LLP

24	Power of Attorney (included on signature page)

99.1	2018 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed with the Securities and Exchange Commission on March 21, 2018)
 __________________
* Filed herewith.